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Exhibit 10.13

BANK LEASE AND MARKETING AGREEMENT

        THIS BANK LEASE AND MARKETING AGREEMENT (together with the Exhibits and Schedules referred to herein, the "Agreement") is entered into as of December 6, 2003 by and between National Bank of Commerce, a national banking association organized under the laws of the United States with its main office located in Memphis, Tennessee ("Bank"), and Nuestra Tarjeta de Servicios, Inc., a Georgia corporation ("NTS").

        WHEREAS, Bank is in the business of providing bank products and services, including, but not limited to, deposits, loans, data processing services, and other banking products to retail and wholesale customers;

        WHEREAS, Bank desires to expand its banking products and services to reach under-served and unbanked individuals by operating El Banco Branch Offices in target markets;

        WHEREAS, NTS is in the business of assisting financial institutions in marketing financial products and services to the under-served Latino community, including but not limited to, providing consulting services, marketing services, product delivery systems, and leased employees, and in providing facilities management and space for El Banco Branch Offices through which to offer such financial products and services;

        WHEREAS, NTS currently provides such services and leases El Banco Branch Office space to Flag Bank pursuant to a Bank Services and Branching Agreement, dated as of March 15, 2002 ("Flag Agreement");

        WHEREAS, the Flag Agreement is being terminated by the parties thereto,

        WHEREAS, Bank wishes to contract with NTS for NTS to (1) provide consulting and marketing services, the NTS check-decisioning system services, and leased employees, (2) lease El Banco Branch Office space to Bank being vacated by Flag Bank and otherwise, and (3) license certain trademarks, service marks and trade names, that will allow Bank to operate El Banco Branch Offices under such trademarks, service marks and trade names through which financial products and services may be offered to, among others, those the Latino community upon the terms and conditions set forth herein;

        WHEREAS, NTS desires to (1) provide such consulting and marketing services, the NTS check-decisioning system services, and leased employees, (2) lease such El Banco Branch Office space, and (3) license such trade marks, service marks and trade names to Bank under the terms and conditions set forth herein; and

        WHEREAS, concurrent with this Agreement, Bank is entering into a Purchase and Assumption Agreement to acquire the deposits and related accounts originated at the El Banco Branch Office locations being vacated by Flag;

        WHEREAS, National Commerce Bank Services, Inc. ("NCBS") and NTS also have entered into a Stock Subscription Agreement and a Shareholders Agreement, providing for the purchase by NCBS of shares of stock in NTS from time to time under the terms and conditions set forth in the Stock Subscription Agreement and the Shareholders Agreement,

        NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements contained herein, and intending to be legally bound hereby, NTS and Bank hereby agree as follows:

1.  DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings:

         1.1  "Applicable Law" shall mean any and all federal, state and municipal laws, rules and regulations, and all opinions, pronouncements, and interpretive releases of any governmental regulatory, or quasi-governmental agency applicable to Bank or NTS, as the case may be or the context requires.

         1.2  "El Banco Branch Office Accounts" shall mean all right, title, and interest of Bank in and to the Customer Deposit Accounts, Customer Loan Accounts, and all other El Banco Products and Services offered at the El Banco Branch Offices, including the branches to be acquired from Flag Bank.

         1.3  "El Banco Products and Services" shall mean the banking and nonbank products and services offered pursuant to this Agreement and geared toward the Latino community, and any other product or services used by, or provided to, an El Banco Branch Office Customer. The initial El Banco Products and Services are listed in Schedule A.

         1.4  "Bank Regulators" shall mean the regulatory agencies with supervisory and examination authority over the Bank, including the Office of the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC").

         1.5  "El Banco Branch Office" shall mean one or more bank branches (i) acquired from Flag Bank pursuant to the Purchase and Assumption Agreement to be entered into between Flag Bank and Bank or (ii) chartered by Bank through proper regulatory procedures in target markets mutually agreed upon by the parties, under Bank's operational and regulatory guidance and supervision.

         1.6  "Business Day" shall mean any day in which Bank is open for business, excluding any and all Federal Reserve Bank and other applicable bank holidays, which may be observed.

         1.7  "Core Bank Processing" means any and all bank core data processing services conducted by Bank pursuant to this Agreement, as set forth in Schedule B.

         1.8  "Customer" means a person or entity that uses any of the El Banco Products and Services offered through the El Banco Branch Offices pursuant to this Agreement.

         1.9  "Customer Deposit Accounts" shall mean all deposit accounts opened or acquired by Bank for a Customer of an El Banco Branch Office.

      1.10.  "Customer Loan Accounts" shall mean all loan accounts opened by Bank for a Customer of an El Banco Branch Office.

       1.11  "Marketing Materials" shall mean any brochure, pamphlet, statement stuffer, advertisement, script or talking points, sign, in-person promotion, seminar, or other promotion used in connection with the offer of the El Banco Products and Services at the El Banco Branch Offices.

       1.12  "Vault Cash" means the cash requirements to operate each El Banco Branch Office.

2.  EL BANCO BRANCH OFFICES.

        2.1.  El Banco Branch Offices.

          (a)   Assumption of Existing Branches. Bank agrees to lease the El Banco Branch Office space of the two offices identified in Exhibit 1, upon the terms and conditions set forth in Section 2.3 hereto. Upon receipt of required regulatory approvals, the deposits opened at such El Banco Branch Offices and currently held by Flag Bank shall be assumed by Bank pursuant to the Purchase and Assumption Agreement to be entered into between Flag Bank and Bank, and 12 U.S.C. § 1828(c). The lease of the El Banco Branch Office space, and assumption of the deposits, shall be effective upon receipt of regulatory approval and expiration of the statutory waiting period.

          (b)   Future El Banco Branch Office Locations. Bank agrees that NTS may propose and Bank may consult with NTS concerning the location and timing of any additional El Banco Branch

  Offices initially in the Atlanta Metropolitan Statistical Area and over time throughout the State of Georgia. In this connection, NTS may suggest location sites that, based upon its expertise, would maximize the visibility of an El Banco Branch Office in the target market. Upon agreement on location, NTS at its own expense, agrees to acquire or lease the property and furnish the branches with personal property, plant and equipment, and to lease them to Bank under the terms and conditions substantially similar to that set forth in Section 2.3, and Bank agrees to seek regulatory approval from the Office of the Comptroller of the Currency to establish an El Banco Branch Office at the agreed location.

          (c)   Bank agrees to operate each El Banco Branch Office under the name "El Banco de Nuestra Comunidad, una división de National Bank of Commerce," or its English translation, consistent with the requirements of the Interagency Statement on Bank Trade Names.

        2.2.  Branch Construction

          (a)   NTS shall be responsible for developing and implementing all building construction plans, subject to Bank's reasonable requirements and as required by Applicable Law. NTS shall also be responsible for obtaining all necessary nonbanking permits and licenses to construct and operate the El Banco Branch Offices including, but not limited to, building permits, zoning changes, business and occupancy licenses.

          (b)   NTS shall be responsible for all third party costs and expenses necessary to construct and open the El Banco Branch Offices, including, but not limited to, branch construction costs, permit fees, and plant, property, and equipment costs, all in accordance with Bank's reasonable requirements, and as otherwise required by Law.

         2.3  Employees.

          (a)   Bank agrees to lease employees from NTS to operate the El Banco Branch Offices. Bank shall have sole authority to choose which employees of NTS it will use at the El Banco Branch Offices pursuant to this Agreement, but agrees to staff the El Banco Branch Offices exclusively with NTS employees. The leased employees shall be under the oversight of a branch manager, who shall be a joint employee of Bank and NTS who is under the direction and control of Bank and acceptable to both Bank and NTS. Bank agrees that it shall not have the right to transfer the branch manager to any of Bank's non-El Banco branches without NTS's prior written consent.

          (b)   For as long as Bank shall lease employees from NTS, NTS shall pay all required federal and state taxes associated with the leased employees and prepare all reports relating to such taxes, and Bank shall not be responsible for such taxes or reports. NTS also will provide benefits as required by applicable law and as agreed upon by NTS and each employee.

          (c)   Under Bank's supervision, NTS shall train the leased employees.

          (d)   Bank will oversee the training of the leased employees and the overall El Banco Branch Office operations to ensure that the El Banco Branch Offices and the employees at the El Banco Branch Offices comply with all Applicable Law and safe and sound banking practices. Bank will be responsible for initial and ongoing training of the employees at the El Banco Branch Offices in accordance with standard training of Bank employees at its other branch offices to ensure that the El Banco Branch Offices are operated consistent with Applicable Law, safe and sound banking practices and Bank policies and procedures. If Bank is not satisfied with the performance of any leased employee, Bank shall so inform NTS and request a substitute employee be provided that meets Bank's performance and other standards.

         2.4  Cost of Physical Operation. NTS shall be responsible for all operational costs of El Banco Branch Offices, including, but not limited to leased employee salaries, benefits, training, rent, if applicable, utilities, insurance, and all other expenses arising from the operation of the El Banco

Branch Offices. NTS shall be responsible for providing security personnel and security equipment as reasonably recommended by Bank (taking into account the low cost, low-overhead economic model of the branches) and as required by the Bank Regulators, and consistent with safe and sound banking practices.

         2.5  Transfer and Closing of Branches.

          (a)   NTS may give notice to Bank that a particular physical space containing an El Banco Branch Office be vacated by Bank upon 120 days prior written notice. In such event, Bank shall provide the required branch closing notice to the OCC and to Customers, and upon expiration of any required waiting or other period, shall transfer the El Banco Branch Office Accounts to another El Banco Branch Office operating under this Agreement, or to a new El Banco Branch Office location agreed upon the parties. Such transfer shall occur upon receipt of any required regulatory approval.

          (b)   In the event that NTS has given notice that Bank vacate an El Banco Branch Office under Section 2.5(a), and there is no other El Banco Branch Office opened and operating under this Agreement to which NTS requests the Customer Accounts to be transferred, Bank shall have the right to continue operation of the closed El Banco Branch Office as a Bank branch, notwithstanding Section 9. Bank shall continue to segregate the Customer Accounts of such El Banco Branch Office as an El Banco Branch Office, so that in the event that this Agreement is terminated, NTS or its designee may purchase the El Banco Branch Office Accounts in accordance with Section 6.4(a). Bank shall post notices for El Banco Branch Office Customers, in form and content reasonably acceptable to NTS and consistent with Applicable Law, informing Customers of the name change, and any other changes that may result from Bank's exercise of this option. If Bank opts to continue the operation of the branch as a Bank branch, Bank shall assume the lease for the branch real estate property (or, if the property is owned by NTS, Bank shall have the option of purchasing or leasing the property at fair market value), in each case including any leasehold improvements, from NTS. Bank may also, at its option, purchase (or assume the lease for), at fair market value, the branch equipment and other personal property used at the branch from NTS. If the parties do not agree regarding the fair market value of the property, the fair market value shall be determined by independent appraisal, with the appraiser to be selected by the parties. If the parties do not agree with the independent appraisal, then each party shall select an independent appraiser and the average of the three appraisals shall be the fair market value. The parties shall equally bear the expenses of any such appraisals.

3.  EL BANCO PRODUCTS AND SERVICES.

        3.1.  El Banco Products and Services. Subject to the terms and conditions of this Agreement, Bank shall provide a full menu of products and services, including, among others, deposit and loan products and services, check cashing, and money orders, through the El Banco Branch Offices. The El Banco Products and Services initially contemplated to be provided by Bank through El Banco Branch Offices are set forth in Schedule A attached hereto.

         3.2  Terms of El Banco Products and Services. The parties agree that the initial El Banco Products and Services to be offered by Bank in the El Banco Branches shall be as listed in Schedule A. Such El Banco Products and Services shall be initially offered under the terms and conditions, including pricing or ranges of prices and terms, that is attached as Schedule A-1. NTS may from time to time propose to Bank changes or additions to the list of El Banco Products and Services, including suggested changes or additions to product terms and conditions, and Bank agrees to promptly consider such changes or additions. Bank shall retain the right to change the schedule of El Banco Products and Services, or to disallow the offering of any particular El Banco Product or Service, or any of its terms and conditions, including pricing, at any time.

         3.3  New El Banco Products and Services. The parties may propose the development and introduction of new financial products and services to be offered by Bank through the El Banco Branch Offices, pursuant to this Agreement. All products and services offered at the El Banco Branch Offices shall be processed under the terms of this Agreement. In no event shall Bank be obligated under the terms of this Agreement to offer any El Banco Products or Services that violate Applicable Law.

         3.4  Ownership of Accounts. During the term of this Agreement, any El Banco Branch Office Accounts generated will be owned by Bank, and NTS will not have any ownership interest in them.

4.  MARKETING SERVICES

         4.1  Marketing Plan. NTS shall provide marketing services, knowledge and advice regarding targeted customers for the El Banco Branch Offices. Such services shall include the development of an overall marketing plan, which shall include proposed product mix and Marketing Materials, to be presented and approved by Bank. Upon approval of such Plan, NTS shall assist in the implementation and administration of such marketing plan. NTS shall also provide Bank with a copy of the budget for dissemination of the Marketing Materials. An initial marketing plan and Marketing Materials are attached as Schedule C to this Agreement and are approved by Bank.

         4.2  Approval of Marketing Materials. NTS shall develop specific Marketing Materials implementing the approved marketing plan. Any Marketing Materials prepared in Spanish shall also be prepared in English as required by Applicable Law. Bank shall have the right to review and approve such Marketing Materials within a time period that is reasonable in light of the quantity and complexity of the Marketing Materials submitted. Each party shall be responsible for ensuring that the Marketing Materials prepared under this section comply with Applicable Law.

5.  RESPONSIBILITIES OF THE PARTIES.

         5.1  Joint Parties Responsibilities. During the term of this Agreement, the parties shall, at their own expense, assume responsibility for performing the following services:

          (a)   The parties shall promptly provide to each other notices of and, upon the request of the other party, copies of any pending or threatened litigation by Customers or other third parties relating to the El Banco Products and Services, the El Banco Branch Office Accounts, or Core Bank Processing being offered in the El Banco Branch Offices.

          (b)   The parties shall promptly provide to each other notices of any regulatory action or threatened regulatory action (including inquiries regarding NTS, Bank or their business practices) relating to this Agreement, the party's responsibilities under this Agreement, El Banco Branch Offices formed pursuant to this Agreement, or the Core Bank Processing, except that Bank shall not be required to discuss any regulatory information that the Bank Regulators intend to remain confidential.

          (c)   Each party shall comply with all applicable labor Laws and laws regarding equal employment opportunities, whether federal, state or local. Neither party shall discriminate on the basis of national origin, race, color, religion, age or sex.

          (d)   Each party shall keep the other party fully informed of its business plan affecting this Agreement and shall promptly provide the other party with a copy of any amendment to or revised business plan affecting this Agreement.

          (e)   The parties shall provide to each other copies of all insurance policies as required by Section 12 and by Applicable Law, and require that the relevant insurance carrier notify and furnish the other party a copy of any change in such insurance policies at least 30 days prior to the effective date of any change (unless the other party has furnished the insurance carrier with its written consent to the change), and upon the other party's request, that the insurance carriers who issued the policies send directly to it a confirmation of the insurance coverage.

          (f)    Each party shall ensure that its activities under this Agreement, including the operation of the El Banco Branch Offices, and the offering and marketing of the El Banco Products and Services hereunder, comply with all Applicable Laws.

          (g)   A party experiencing a breach of security or loss due to theft at the El Banco Branch Offices shall provide the other party notice of such breach or loss.

          (h)   The parties shall cooperate with each other in implementing and operating the interface systems between NTS's systems and the computer systems used by Bank. Bank agrees to provide adequate and timely management information on the El Banco Branch Offices and the El Banco Branch Accounts for NTS to accomplish its responsibilities under this Agreement.

         5.2  Bank's Responsibilities. During the term of this Agreement, Bank shall assume responsibility for performing the following services (all collectively referred to as the "Bank's Responsibilities");

          (a)   Bank shall apply for and obtain all necessary approvals to open El Banco Branch Offices as contemplated by Section 2.1, and Bank shall be further responsible to manage, supervise and ensure ongoing bank regulatory compliance for El Banco Branch Offices, all as set forth in Section 2 of this Agreement.

          (b)   Bank shall be fully responsible for the terms and conditions of each deposit and loan product, including the rates and fees associated therewith, the policies and procedures relating thereto, the preparation and maintenance of all loan and deposit applications, customer agreements, account terms and conditions, and all disclosures required to be provided in accordance with Applicable Law, and shall be responsible for Bank compliance with such terms and conditions, policies and procedures and Applicable Law. Bank shall be free to alter the terms and conditions of the Banking Products and Services, including rates and fees, consistent with safe and sound banking practices, market conditions and Applicable Law, taking into account the goal of this program to make Banking Products and Services available to the underserved Latino market.

          (c)   Bank shall open, maintain, and facilitate the delivery of the El Banco Products and Services at the El Banco Branch Offices in accordance with Applicable Law.

          (d)   Bank shall establish unique responsibility centers for use by the El Banco Branch Offices. Activities of the El Banco Branch Offices processed by the Bank will be recorded in these responsibility centers.

          (e)   Bank shall provide, in its reasonable opinion and otherwise to comply with Applicable Law, the necessary Vault Cash that will satisfy the financial requirements for the daily operation of the El Banco Branch Offices.

          (f)    Bank shall maintain the same internal computer data integrity safeguards and backup systems as it provides for its other branch offices and as are required by the OCC. Such internal computer data integrity safeguards shall include a tested emergency preparedness program that is adequate to allow normal business operations to continue in the event of an emergency and a prompt data recovery program for current and historical data relating to El Banco Branch Office Accounts, including, without limitation, transaction activity, deposits, loans, collections and fees, in the event of any system malfunction.

          (g)   Bank shall maintain all the hardware, software, other operational infrastructure, and processing services (including any required upgrades) as deemed by Bank to be necessary to provide the Core Bank Processing for the El Banco Branch Offices.

          (h)   Bank shall implement, and monitor compliance with, programs, policies and procedures so that all activities conducted by Bank under this Agreement are in compliance with all Applicable Laws. Particularly, but without limitation, these shall include programs, policies and procedures relating to:

      (i)
      Electronic Funds Transfer Act and Regulation E;

      (ii)
      Truth in Savings Act and Regulation DD;

      (iii)
      Funds Availability Act and Regulation C;

      (iv)
      USA Patriots Act;

      (v)
      Bank Secrecy Act;

      (vi)
      Truth in Lending Act and Regulation Z;

      (vii)
      Real Estate Procedures Settlement Act and Regulation X;

      (viii)
      Right to Financial Privacy Act, Title V of the Gramm-Leach-Bliley Act and the Privacy Rules (as defined in Section 9.1 hereof);

      (ix)
      The Equal Credit Opportunity Act

      (x)
      The Fair Credit Reporting Act;

      (xi)
      The Fair Debt Collections Act; and

      (xiii)
      Any other program, policy or procedure which may in the future be found to be needed for the proper offering of the El Banco Products and Services, and the operation of the El Banco Branch Offices under this Agreement.

          (i)    Bank agrees to treat NTS records as confidential, except for such disclosure to the Bank Regulators and independent auditors as is necessary to monitor Bank and its relationship with NTS to ensure compliance with Applicable Laws. Bank shall not disclose or otherwise make available such records to any person or entity other than the Bank Regulators without express written permission of NTS, unless otherwise required by Law or court process to disclose the records.

         5.3  NTS's Responsibilities. During the term of this Agreement, NTS shall assume responsibility for the performance of the following acts (all collectively referred to as the "NTS's Responsibilities");

          (a)   NTS agrees to cooperate with Bank to ensure compliance with Applicable Laws, safe and sound banking practices, and Bank policies and procedures at the El Banco Branch Offices.

          (b)   NTS shall identify markets and El Banco Products and Services to be marketed in the identified target markets through the El Banco Branch Offices, prepare descriptive materials, Marketing Materials, and assist in the sales and distribution of the El Banco Products and Services, subject to Bank's reasonable approval and in compliance with Applicable Laws.

          (c)   NTS shall be responsible for Bank's third-party expenses incurred in the development and operation of the El Banco Branch Offices, and Bank's reasonable incremental out-of-pocket expenses incurred in the development, implementation and operation of the systems necessary to provide the Core Bank Processing for the El Banco Branch Offices, but only to the extent that the expenses relate solely to actions required to be taken by Bank under this Agreement and not to actions taken by Bank which pertain more broadly to the operation of its business or the service of its customers outside this Agreement. Any such proposed expenditures by Bank must be approved in advance by NTS to be covered by this Agreement.

          (d)   The parties acknowledge that NTS will apply its intellectual property, including know-how and other information such as the NTS check-decisioning system which NTS considers a trade secret, in connection with the operation of the El Banco Branch Offices, but NTS does not grant a license to or any right to review or inspect any of this intellectual property to Bank in connection with this Agreement. NTS reserves the right to transfer this intellectual property to a subsidiary or affiliate, or to spin off a separate company to own this intellectual property, in which event NTS may license the rights to the intellectual property from such other entity for use in the El Banco Branch Offices, but at no additional cost to Bank for the El Banco Branch Offices. NTS agrees that it will not enter into such a license unless the overall cost to NTS will be no greater than the overall amount it would cost NTS to provide comparable services on its own. Bank acknowledges that it has no rights to use or ownership interest in this intellectual property, including the NTS check-decisioning system. In the event that a bank regulatory agency or independent auditor, as a result of examining NTS, proposes to or does disclose to Bank that portion of the NTS check-decisioning system that constitutes a trade secret, Bank shall agree that such trade secret shall remain confidential pursuant to Section 8.2 below.

          (e)   Subject to the terms and conditions set forth herein, NTS hereby grants to Bank during the term of this Agreement a royalty-free, and without charge, license to use, reproduce, and display the trademarks, service marks and trade names "Nuestra Tarjeta" and "El Banco de Nuestra Comunidad," or its English translation (collectively, the "NTS Marks and Names"), throughout the state of Georgia in connection with the offering of the El Banco Products and Services through the El Banco Branch Offices. This license shall be considered an "exclusive" license for the term of this Agreement solely with respect to the use of such NTS Marks and Names in connection with the offering of the El Banco Products and Services under this Agreement throughout the state of Georgia. Bank acknowledges that all El Banco Products and Services provided by Bank under the NTS Marks and Names and all related advertising, promotional, and other related uses, shall conform to quality standards set by and be under the control of NTS. Bank agrees to cooperate with NTS in facilitating NTS's control of such nature and quality of the use of the NTS Marks and Names. Bank acknowledges that it has no ownership interest in the NTS Marks and Names, and that upon the termination of this Agreement, Bank will promptly discontinue any further use thereof, except as otherwise provided herein.

          (f)    NTS shall have a non-exclusive license to use Bank's trade name, service mark, and trademark "National Bank of Commerce" or "NBC"("Bank Marks and Names") when required to do so by Applicable Law in carrying out the provisions of this Agreement. For purposes of this Agreement, Bank acknowledges that it grants to NTS a royalty-free, and without charge, license to use, reproduce, and display the Bank Mark and Names in the state of Georgia, to the extent that Bank determines that it is necessary to use the Bank Mark and Names in the marketing of the El Banco Products and Services under this Agreement, or as required by Applicable Law. NTS acknowledges that all El Banco Products and Services bearing the Bank Marks and Names and all related advertising, promotional, and other related uses, shall conform to quality standards set by and be under the control of Bank. NTS agrees to cooperate with Bank in facilitating Bank's control of such nature and quality of the use of the Bank Marks and Names. NTS acknowledges that it has no ownership interest in the Bank Mark and Names, and that upon the termination of this Agreement or the written notification by Bank to discontinue the use of the mark, NTS will promptly discontinue any further use thereof, except as otherwise provided herein.

          (g)   NTS acknowledges that the Bank's auditors and the Bank Regulators must have access to El Banco Branch Office physical facilities and records maintained therein at any time they request such access, or as deemed reasonably necessary by Bank, to monitor performance under this Agreement. NTS also acknowledges that NTS may be considered a bank service corporation under the Bank Service Corporation Act, and that accordingly, the Bank Regulators may examine the operations of NTS relating to this Agreement to determine compliance with Applicable Law. Any reasonable third-party expenses incurred by Bank as a result of visits by its auditors or the Bank Regulators will be reimbursed to Bank by NTS. This provision is not intended to limit in any way the Bank's access to El Banco Branch Offices and their related records.

          (h)   NTS shall take all actions requested by Bank to promptly review and, if necessary, modify or terminate any activity relating to the El Banco Products and Services which the Bank Regulators or other third parties determine to be illegal or in violation of any Applicable Law, or which could otherwise subject Bank to monetary or other damages.

          (i)    NTS shall provide Bank copies of all documents provided on its behalf to regulatory and other governmental authorities, and shall give Bank notice of and an opportunity to attend any meetings which NTS may have with regulatory and other governmental authorities that in any way relate to this Agreement or the El Banco Branch Offices.

          (j)    NTS shall provide Bank and NCBS with the following reports and documents:

      (1)
      As soon as practicable, but in any event within 90 days after the end of each fiscal year of NTS, an income statement and a cash flow statement for such fiscal year, and a balance sheet of NTS as of the end of such fiscal year, with each such financial statement to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by a firm of independent public accountants of regionally recognized standing selected by the Company;

      (2)
      As soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of NTS, unaudited statements of income and cash flows of NTS for such fiscal quarter and an unaudited balance sheet of NTS as of the end of such fiscal quarter;

      (3)
      As soon as practicable, but in any event at least thirty days prior to the end of each fiscal year, a budget and business plan of NTS for the next fiscal year, prepared on a monthly basis, including balance sheets and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by NTS; and

      (4)
      Such other information relating to the financial condition, business, prospects or corporate affairs of NTS as Bank may request from time to time, including performance reports, control audits (annually), and security reports.

          (k)   NTS agrees to limit its activities to those permissible for a national banking association under the National Bank Act and OCC regulations for as long as Bank or any of its affiliates or subsidiaries owns any of the stock of NTS pursuant to the Subscription Agreement executed on June 25, 2003.

6.  COMPENSATION, COSTS, AND PAYMENT.

         6.1  In General. Each party will pay compensation to the other party as consideration for the services that party provides to the other party under this Agreement based on the following provisions. Settlement will occur monthly on the 15th business day of the month following delivery of the report referenced in Section 6.5. All amounts payable and due under this section from each party to the other party will be offset to provide for a net settlement amount. The parties acknowledge and agree to the right of offset for amounts due under this Agreement.

         6.2  Payments from NTS to the Bank. NTS agrees to pay the following compensation to the Bank for the services Bank is providing under this Agreement:

          (a)   NTS will pay the Bank for the specific services listed on Schedule B attached provided by Bank to NTS during the month in the amounts indicated therein for each such service provided. This schedule may be modified from time to time by the parties as additional services are added or fees adjusted based on volume and changes in costs.

          (b)   NTS also will pay to the Bank a fee based on the product of (i) 10% of the risk adjusted assets of the El Banco Branch Offices computed in accordance with the definition of risk adjusted assets issued by the Bank Regulators; and (ii) an annualized return on capital of 20%.

        6.3.  Payments from Bank to NTS. Bank agrees to pay to NTS for the services NTS is providing under this Agreement the net sum of (i) net service charges and fees collected by the Bank from the El Banco Branch Office Accounts, (ii) net interest income earned on El Banco Branch Office Accounts (excluding 6.4 below), (iii) credit and other losses on El Banco Branch Offices Accounts, and (iv) other direct revenues and expenses associated with the El Banco Branch Office Accounts and Offices paid through the Bank, excluding those items specifically addressed in Schedule B.

         6.4  Other Payments. In addition to the foregoing, a fee will be payable based on the net assets or liabilities provided by the El Banco Branch Offices, as follows:

          (a)   If the El Banco Branch Offices have assets which exceed liabilities, net assets or a user of funds, NTS shall pay Bank a fee, which shall be computed using the product of (i) net assets and (ii) the average monthly federal funds rate plus 25 basis points.

          (b)   If the El Banco Branch Offices have liabilities which exceed assets, net liabilities or a provider of funds, Bank shall pay NTS a fee, which shall be computed using the product of (i) net liabilities and (ii) the average monthly federal funds rate.

          (c)   For purposes of the computation of this fee, the federal funds rate shall be as published in an appropriate national publication or other public source such as Bloomberg.

         6.5  Calculation of Fees. Bank shall provide a monthly report to NTS, setting forth the services provided during the previous month and the fees charged for such services, the computations described in 6.2, 6.3 and 6.4, and the compensation due based on such matters. Amounts due by each party shall be netted against each other, and the party owing the net amount shall provide for transfer of such amount due to the other party in immediately available funds by the 15th business day following delivery of the report. Any Disputes as to amounts due shall be raised within 10 business days of the delivery of the report, and such amount shall not be required to be paid until such Dispute is resolved as provided in Section 13 hereof. Any undisputed amounts unpaid for longer than ten business days after their due date shall be subject to a late charge of 1% per month (12% annualized rate).

7  TERM AND TERMINATION.

         7.1  Term. This Agreement shall be effective upon the first Business Day after the expiration of the statutory waiting period after receipt of regulatory approval of the assumption of the deposits, and shall have a term of three years ending at the close of business on the last Business Day immediately preceding the third anniversary of that date. Thereafter the Agreement shall automatically renew for additional one year periods unless one party provides the other with six months prior written notice of its intention not to renew this Agreement for an additional one year term.

         7.2  Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated:

          (a)   By Bank immediately upon written notice if NTS:

      (1)
      is dissolved, becomes insolvent, generally fails to pay, or admits in writing its inability to pay its debts as they become due;

      (2)
      makes a general assignment, arrangement, or composition agreement with or for the benefit of its creditors; or

      (3)
      voluntarily or involuntarily files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for the winding up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within 90 days);

          (b)   By NTS immediately upon written notice if any of the FDIC or the OCC appoints a receiver to assume operation of Bank;

          (c)   By either party upon a material breach by the other party of any of its representations, warranties, or obligations hereunder, which breach is not cured within 30 days of written notice provided to the breaching party by written notice of termination, specifying with detail the alleged breach and the proposed termination date should the breach not be cured;

          (d)   By Bank, upon receipt by Bank of a final order by the OCC with a finding that the Bank's offering of the El Banco Products and Services are unlawful or constitute an unsafe or unsound banking practice, unless within 30 days of receipt of notice of such an order, the El Banco Products or Services subject to such determination are discontinued or modified in a manner acceptable to the OCC and Bank, upon written notice to NTS, specifying with detail the OCC's findings and specifying the proposed termination date should the El Banco Products and Services not be discontinued or modified in a manner acceptable to the OCC and Bank;

          (e)   By Bank, upon 60 days written notice from Bank to NTS, specifying a termination date, in the event one or more of the following circumstances occur:

      (i)
      Any material change in federal or state banking laws governing the El Banco Products and Services that would, in the reasonable opinion of counsel to Bank, render the El Banco Products or Services inadvisable or illegal, unless NTS agrees within 60 days that Bank should discontinue or modify the El Banco Products or Services which are subject to the determination such that they would not be inadvisable or illegal (the parties acknowledge that any activity that is illegal or in violation of Applicable Laws or becomes illegal or in violation of applicable Laws will be discontinued immediately and that any activity that is inadvisable means that the material change in law makes the offering of the product inadvisable from a safety and soundness standpoint);

      (ii)
      Bank becomes the subject of a material lawsuit or administrative proceeding which challenges the providing of the El Banco Products and Services and, in the reasonable opinion of counsel to Bank, such lawsuit or administrative proceeding has a high probability of being successful and having a material negative effect on Bank, unless NTS agrees within 60 days that Bank should discontinue the El Banco Products or Services that are the subject matter of the proceeding; or

      (iii)
      NTS breaches any other material agreement to which it is a party, or becomes subject to an enforcement action, if either such event materially impairs NTS's ability to perform its obligations hereunder, and such event continues without cure for a period of 60 days.

          (f)    By NTS, upon 60 days written notice from NTS to Bank, specifying a termination date, in the event NTS exercises its option to purchase the El Banco Branch Office Accounts from Bank in accordance with Section 7.4.

          (g)   By either party for any reason upon six months written notice, specifying a termination date.

         7.3  Effect of Termination.

          (a)   In the event a party gives notice of termination of this Agreement pursuant to Section 7.2, the provisions of this Agreement will continue in effect until the date NTS or its designee shall have completed the purchase of the El Banco Branch Office Accounts from Bank in accordance with Section 7.4, or the date specified in any notice sent by NTS to Bank declining to purchase the Accounts. On such date, this Agreement shall become void and have no effect, except that any termination shall not relieve any party from any liability that may arise from a breach of the terms of this Agreement. In addition, the following provisions shall remain in effect:

      (1)
      The obligation of either NTS or Bank to pay amounts due under Section 6;

      (2)
      The obligations of either party as set forth in this Section 7

      (3)
      The confidentiality obligations of either party as set forth in Section 8;

      (4)
      Each party's non-solicitation and Bank's non-compete obligations set forth in Section 9; and

      (5)
      The indemnification obligations of either party under Section 11.

              In addition, as of the termination date, Bank shall refrain from any further use of the NTS Marks and Names and NTS shall refrain from any further use of the Bank Marks and Names, except that neither party shall be required to recall any outstanding marketing materials or accounts containing such Marks and Names.

          (b)   Deconversion Assistance. If NTS or its designee exercises its right to purchase the El Banco Branch Office Accounts pursuant to Section 7.4, upon termination of the Agreement Bank agrees to assist NTS in the transfer of the Accounts from the computer equipment, software and related equipment used by Bank or its designee to administer and process the Accounts to NTS or its designee ("Deconversion"). The parties shall agree on a Deconversion plan which shall contemplate a transfer within 120 days of NTS's exercise of its purchase right under Section 7.4. As part of such Plan, Bank agrees to continue to process the Accounts and perform the services necessary to facilitate the transfer of the processing and administrative business of the Accounts to a data processing system selected by NTS. The cost of such services shall be borne by NTS.

         7.4  Right to Purchase El Banco Branch Office Accounts.

          (a)   Sale of Accounts to NTS or its Designee. Upon notice of termination of the Agreement, NTS or its designee shall have the right to purchase all of the El Banco Branch Office Accounts from Bank for $10.00, subject to the receipt by NTS or its designee of all necessary regulatory approvals. In this connection, the parties acknowledge that NTS may not purchase the El Banco Branch Office Accounts directly unless it obtains a financial institution charter, the deposits of which would be insured by the FDIC. In that event, Bank and NTS agree to use their best efforts to structure the sale of the El Banco Branch Office Assets so that the closing occurs as promptly as possible after the receipt by NTS of final approval from the FDIC for deposit insurance. If Bank or NTS determines that NTS should have a separate charter to conduct the operation of the El Banco Branches, Bank will use its best efforts to assist NTS in acquiring or applying for and obtaining a new charter, and upon NTS's receipt of the new charter, Bank will transfer the existing El Banco branches and operations to the new bank charter. NTS shall pay all costs associated with applying for or acquiring any new or existing charter; provided however, if Bank determines that it is in its best interest to supply an existing charter owned by Bank or one of its affiliates to NTS, Bank shall not receive any additional consideration for the charter (and any assets or liabilities transferred with the charter shall be transferred at book value). In the event that this Agreement is terminated prior to NTS obtaining an FDIC-insured bank charter, NTS may assign its right to purchase the El Banco Branch Office Accounts to an FDIC-insured financial institution identified by NTS, subject to that institution to obtaining all necessary regulatory approvals for the transaction. Bank agrees to use its best efforts to structure the sale of the El Banco Branch Office Accounts to such financial institution so that the closing occurs as soon as reasonably practicable after notice is given of the intention to terminate the Agreement, and receipt of regulatory approval is obtained to transfer the El Banco Branch Office assets and liabilities.

          (b)   Notice of Declination of Purchase. If for any reason NTS or its designee affirmatively declines in writing to purchase the El Banco Branch Office Accounts, NTS shall send a notice to Bank to that effect. Such notice shall specify a termination date up to 120 days after the date of such notice. In that event Bank shall have the right to retain the El Banco Branch Office Accounts and convert the El Banco Branch Offices to traditional Bank branches, notwithstanding Section 9, and NTS shall have no more claim to purchase such Accounts. If Bank retains the El Banco Branch Office Accounts, it shall also purchase the physical location and equipment of the El Banco Branch Offices from NTS, for a price equal to the then fair market value of such property. If the parties do not agree regarding the fair market value of the property, the fair market value shall be determined by an independent appraisal, with the appraiser to be selected by the parties. If the parties do not agree with this first independent appraisal, then each party shall select an independent appraiser to undertake an additional appraisal each, and the average of the three appraisals shall be the fair market value. The parties shall equally bear the expenses of any such appraisals.

          (c)   If the El Banco Branch Office Accounts are purchased in accordance with Section 7.4(a) above, Bank agrees to:

      (i)
      reasonably cooperate with the purchaser thereof in the preparation and execution of any documentation, and the filing of any regulatory applications necessary to effect such transfer and assignment, all subject to Applicable Law;

      (ii)
      if possible, assign to the purchaser thereof the BIN obtained by Bank for use in the El Banco Branch Offices in conjunction with this Agreement; and

      (iii)
      discontinue use of the NTS Marks and Names, as provided in Section 6.3.

          (d)   Notwithstanding anything to the contrary in Section 6.4(a) and (b) above, Bank shall not be required to transfer to NTS, or to any other entity, any customer relationship or information to the extent that the relationship or information does not relate to an El Banco Branch Office Customer.

          (e)   Notwithstanding the termination of this Agreement, Bank shall have the right to retain records relating to El Banco Branch Office Accounts in a format to enable Bank to retrieve such information in a timely manner to respond to requests from Customers, to duly authorized and valid subpoenas, and to requests from the Bank Regulators.

          (f)    The termination of the Agreement shall not occur until the purchaser of the El Banco Branch Office Assets shall have (i) obtained regulatory approval for the purchase of the El Banco Branch Office Accounts and (ii) transferred the El Banco Branch Office Accounts by executing documents as may be required to convey such interests and agreements. Any costs associated with the transfer shall be borne by NTS.

8.  CONFIDENTIALITY.

         8.1  "Confidential Information" shall mean any information of a confidential or proprietary nature disclosed by one party to the other concerning the business, technology, or customers of the disclosing party, including without limitation this Agreement, for which the disclosing party takes reasonable steps to maintain the confidentiality of the information. Notwithstanding the foregoing, Confidential Information shall not include any information which: (i) is already known to the recipient at the time of its disclosure; (ii) is or becomes publicly known through no wrongful act of the recipient; (iii) is independently developed by or for the recipient without reliance on any of the Confidential Information; (iv) is received by the recipient from a third party without similar restrictions as to non-disclosure and without breach of this Agreement; or (v) is approved for release by written authorization of the disclosing party.

         8.2  Confidentiality. Except as otherwise provided in this Agreement, NTS and Bank each agree that all Confidential Information communicated to one by the other, whether before or after the date of this Agreement, shall be received in strict confidence, shall be used only for the purposes of this Agreement and, shall not be disclosed by the recipient, its affiliates, agents, subcontractors or employees without the prior written consent of the other party. Each party shall take all reasonable precautions to prevent the disclosure to outside parties of such information, including without limitation the terms and conditions of this Agreement, except as required by legal, accounting or regulatory requirements beyond the reasonable control of the recipient. The provisions of this Section shall survive the expiration or termination of this Agreement plus two years from the date of expiration or termination, provided that if any trade secrets are disclosed by either party to the other herein, those trade secrets will remain confidential for as long as they remain trade secrets. To the extent that NTS or any auditor or examinor proposes to disclose or discloses to Bank Confidential Information that NTS considers a trade secret, NTS shall so inform Bank prior to such disclosure or within 15 days of learning about such disclosure.

9.  NON-SOLICITATION AND NON-COMPETITION.

         9.1  Consumer Information and Privacy.

          (a)   NTS acknowledges that, for purposes of the consumer privacy rules codified at 15 USC 6801 et seq. and implementing regulations thereto (collectively, the "Privacy Rules"), Customers (as defined herein) are "customers" (as defined in the Privacy Rules) of Bank. NTS further acknowledges that Bank has a responsibility to Customers and other consumers to limit the sharing of "nonpublic personal information" (as defined by the Privacy Rules) relating to such Customers and certain other consumers and otherwise to keep Bank's records and information confidential and proprietary.

          (b)   Subject to subsection 9.1(c) and 9.1(e) NTS and Bank (each, the "covenanting party") each agrees not to use, directly or indirectly, any information provided to it by the other party hereto, or otherwise received by the covenanting party in the performance of its obligations hereunder, with respect to a Customer or any other consumer (collectively, "Consumer Information"), other than as necessary for the covenanting party to provide the services which it has agreed to provide under this Agreement. Each covenanting party also agrees not to disclose any Consumer Information to any person, corporation or other entity other than (i) to a service processing provider or mail house in order for the covenanting party to perform its obligations under this Agreement; or (ii) as otherwise required by Law. Each party also agrees not to disclose, either directly or indirectly, to any person, corporation or other entity, information of any kind, nature or description concerning matters relating to the business of the other party hereto other than to carry out the purposes contemplated by this Agreement.

          (c)   Notwithstanding subsection 9.1(b) above, NTS and Bank understand and agree that they will jointly market and endorse the "financial products and services" (as defined by the Privacy Rules, the "Financial El Banco Products and Services") offered by Bank to Customers. The parties further acknowledge and agree that NTS may use Consumer Information, other than "consumer reports" (as defined by the federal Fair Credit Reporting Act) or "account numbers" (as defined by the Privacy Rules), for the purpose of marketing such Financial El Banco Products and Services to Customers, except if a Customer specifically opts out under the Privacy Rules. NTS hereby covenants, represents and warrants to Bank that (1) NTS will not use Consumer Information to solicit customers of Bank, other than Customers of an El Banco Branch Office, for any products or services; (2) NTS will not use Consumer Information other than to offer a "financial product or service" (as defined by the Privacy Rules) to Customers; and (3) NTS will not use or share, directly or indirectly, such Consumer Information other than to carry out the joint marketing of NTS's El Banco Products and Services as described in this subsection 9.1(c), except in each case as set forth in Section 7.4 or otherwise allowed by this Agreement to the extent permitted by Applicable Law.

          (d)   Any Consumer Information obtained by NTS from Bank shall be deemed to relate solely to Bank's customers, and no such persons shall be deemed to be, or become by NTS's use of such information, customers of NTS, except as required by Applicable Law (and then only to the extent required by such Applicable Law) or as otherwise provided in Section 7.4(a) or this Section 9. NTS shall hold Bank harmless with respect to NTS's use or disclosure of Consumer Information for purposes other than to perform NTS's obligations under this Agreement. Bank shall be entitled to equitable relief, including an injunction and specific performance in the event of breach or threatened breach of the provisions of this Section 9 of the Agreement, which shall be in addition to all other remedies available to Bank under the Agreement or at law or in equity.

          (e)   NTS and Bank agree to cooperate to ensure that all Customers receive appropriate privacy disclosures as required by the Privacy Rules. The privacy disclosures and the Customers' account agreements shall permit the parties to use the Consumer Information without restriction unless the individual Customer elects to "opt out" of permitting such use. Notwithstanding any of the foregoing provisions, Bank agrees that it shall cooperate with NTS in obtaining an acceptable mechanism to disclose Consumer Information to the entity to which it transfers the NTS check-decisioning system so that such entity would have the right to use such information solely in connection with the remote NTS check-decisioning system services it will provide to financial institutions and retailers.

         9.2  Non-Solicitation of El Banco Branch Office Customers. Bank covenants and agrees that upon termination of the Agreement and in connection with any sale of El Banco Branch Office Accounts to NTS or a third party pursuant to Section 7.4, Bank shall also transfer control of the list of El Banco Branch Office Customers. Thereafter, for a period of two years following the date of termination of this Agreement, Bank agrees not to directly solicit, by use of a Customer list or Customer information obtained under this Agreement, any person or entity on the Customer List under the terms of this Agreement. The parties acknowledge that if a Customer on the El Banco Branch Office Customer List subsequently becomes a customer of Bank through no solicitation by Bank, then this provision of the Agreement has not been violated. However, nothing contained herein shall restrict Bank's right to offer a general solicitation in the Atlanta metropolitan statistical area or the State of Georgia which might encompass El Banco Branch Office Customers.

         9.3  Non-Competition. Bank covenants and agrees that during this Agreement and for a period of two years following the date of termination of this Agreement, Bank shall not directly compete with NTS by establishing a bank branch in the State of Georgia that is directly targeted to the Latino community. If Bank determines that it is in Bank's best interest to establish such a branch within the State of Georgia, during the term of this Agreement, NTS shall have the right of first refusal to operate such a branch pursuant to this Agreement. Nothing in this Agreement shall prohibit nor hinder either party from engaging in activities outside of the State of Georgia that directly target the Latino community either through products and services, or bank branches. Additionally, nothing herein limits the right of Bank to offer products and services targeted at the Latino community in its existing network of branches, whether in the State of Georgia or elsewhere.

         9.4  Non-Solicitation of NTS Employees. Bank covenants and agrees that during this Agreement and for a period of two years following the date of termination of this Agreement, for whatever reason, Bank shall not, directly or indirectly, on its own behalf or on behalf of any other person or entity, solicit or attempt to solicit or induce any person or persons employed by NTS, or any joint employee of NTS and Bank, including all of the employees described in Section 2.4 above (including the branch manager) and including persons hired subsequent to the date of this Agreement, to leave such employment for employment with Bank.

         9.5  Non-Solicitation of Bank Employees. NTS covenants and agrees that during this Agreement and for a period of two years following the date of termination of this Agreement, for whatever reason, NTS shall not, directly or indirectly, on its own behalf or on behalf of any other person or entity, solicit or attempt to solicit or induce any person or persons employed by Bank, including persons hired subsequent to the date of this Agreement but specifically excluding any of the employees described in Section 2.4 above or any joint employees (including the branch manager), to leave such employment for employment with NTS.

10.  REPRESENTATIONS AND WARRANTIES

       10.1  NTS's Representations, Warranties and Covenants. NTS represents and warrants to Bank that:

          (a)   NTS is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia;

          (b)   NTS has full corporate power and authority to carry on its business as it is now being conducted and to own and operate its properties and assets, including the El Banco Branch Offices, and is duly qualified to do business in each state where the conduct of its business requires such qualification.

          (c)   NTS has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement have been duly and validly authorized by all necessary corporate action on the part of NTS, and upon execution and delivery by Bank, will constitute the legal, valid and binding obligation of NTS, enforceable against it in accordance with its terms, subject as to enforceability to bankruptcy, insolvency or other laws of general applicability relating to or affecting creditors rights and to general equity principles. Neither the execution and delivery of this Agreement nor the consummation of the transaction herein contemplated conflicts in any material respect with or constitutes a material breach or material default under its organizational documents or under the terms and conditions of any documents, agreements, or other writings to which it is a party, or violate any judgment, order, writ, injunction, or decree binding upon or affecting NTS or any provision of Applicable Law.

          (d)   There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of NTS, threatened against NTS or against any asset, interest or right of NTS, that would, if determined adversely to NTS, have a material adverse effect on NTS or would materially adversely affect the ability of NTS to perform its obligations under this Agreement.

          (e)   NTS owns all the right, title and interest in and to the NTS Marks and Names and has the authority to license them to Bank in accordance with the terms of this Agreement. Bank's use of the NTS Marks and Names in accordance with the terms of this Agreement shall not infringe or otherwise violate any third party's trademarks, service marks, trade names, copyrights or other proprietary rights.

       10.2  Bank's Representations, Warranties and Covenants. Bank represents, warrants and covenants to NTS that:

          (a)   Bank is a national banking association, validly organized and existing under the laws of the United States of America.

          (b)   Bank has full corporate power and authority to carry on its business as it is now being conducted and to own and operate its properties and assets, and is duly qualified to do business in each state where the conduct of its business requires such qualification.

          (c)   Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Bank, and upon execution and delivery by NTS, will constitute the legal, valid and binding obligation of Bank, enforceable against it in accordance with its terms, subject as to enforceability to bankruptcy, insolvency or other laws of general applicability relating to or affecting creditors rights and to general equity principles. Neither the execution and delivery of this Agreement nor the consummation of the transaction herein contemplated conflicts in any material respect with or constitutes a material breach or material default under its organizational documents or under the terms and conditions of any documents, agreements, or other writings to which it is a party, or violate any judgment, order, writ, injunction, or decree binding upon or affecting Bank or any provision of Applicable Law.

          (d)   There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of Bank, threatened against Bank or against any asset, interest or right of Bank, that would, if determined adversely to Bank, have a material adverse effect on Bank or would materially adversely affect the ability of Bank to perform its obligations under this Agreement.

          (e)   Bank owns all the right, title and interest in and to the Bank Marks and Names and has the authority to license them to NTS in accordance with the terms of this Agreement. NTS's use of the Bank Marks and Names in accordance with the terms of this Agreement shall not infringe or otherwise violate any third party's trademarks, service marks, trade names, copyrights or other proprietary rights.

11.  INDEMNIFICATION

       11.1  NTS Indemnity. Subject to the limitations set forth herein, NTS shall indemnify and hold harmless Bank and its directors, officers and employees for all expenses and costs, including but not limited to reasonable attorneys fees, judgments, penalties and other payments in settlement or other disposition, in connection with any claims, suits or proceedings made or brought by a third party to the extent that such expenses and costs result from, arise out of or relate to (1) the gross negligence or willful misconduct of NTS; (2) a breach of this Agreement by NTS, or (3) the Bank following NTS's instructions relating to its consultation and marketing services provided hereunder. Notwithstanding the foregoing, NTS shall not have any obligation to indemnify Bank or its directors, officers and employees to the extent that any expenses or costs result from or arise out of the gross negligence or willful misconduct of Bank or its directors, officers or employees or a breach of this Agreement by Bank.

       11.2  Bank's Indemnity. Subject to the limitations set forth herein, Bank shall indemnify and hold harmless NTS and its directors, officers and employees for all expenses and costs, including but not limited to reasonable attorneys fees, judgments, penalties and other payments in settlement or other disposition, in connection with any claims, suits or proceedings made or brought by a third party to the extent that such expenses and costs result from, arise out of or relate to (1) the gross negligence or willful misconduct of Bank; (2) a breach of this Agreement by Bank, or (3) NTS following Bank's instructions relating to the terms of conditions of any deposit or loan accounts offered hereunder. Notwithstanding the foregoing, Bank shall not have any obligation to indemnify NTS or its directors, officers and employees to the extent that any expenses or costs result from or arise out of the gross negligence or willful misconduct of NTS or its directors, officers or employees or a breach of this Agreement by NTS.

       11.3  Indemnification Procedures. In the event of a claim, suit or proceeding by a third party for which indemnification may be available under this Agreement is made or filed against either party, the party against which the claim, suit or proceeding is made (the "Indemnified Party"), shall promptly notify the other party (the "Indemnifying Party") in writing of the claim, suit or proceeding, provided that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability the Indemnifying Party may have to the Indemnified Party hereunder unless such failure would materially prejudice the interests of the Indemnifying Party. The Indemnifying Party, within 30 days, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding, after the notice, may elect to defend, contest or otherwise protect against such third party claim, suit or proceeding at its expense with counsel reasonably acceptable to the Indemnified Party. In any third party claim, suit or proceeding that the Indemnifying Party has elected to defend, contest or otherwise protect against any such claim, suit or proceeding, the Indemnified Party may participate therein and retain counsel at its own expense and the Indemnifying Party shall not after such election be responsible for the expenses, including counsel fees, of the Indemnified Party. However, the Indemnifying Party shall be entitled to control the defense of such claim, suit or proceeding, unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to that particular matter. If the Indemnifying Party fails to timely defend, contest or otherwise protect against any such claim, suit, or proceeding, the Indemnified Party, may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof, and recover the cost of such defense, compromise or settlement from the Indemnifying Party, including reasonable fees and disbursements of counsel. In any third party claim, suit or proceeding, the defense of which the Indemnifying Party shall have assumed, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party without the written consent of the Indemnified Party if the judgment or settlement involves more than the payment of money or involves the payment of money in an amount in excess of the amount which the Indemnifying Party is obligated to pay under this Agreement. The Indemnified Party shall provide to the Indemnifying Party all information, assistance and authority reasonably requested in order to evaluate any third party claim, suit or proceeding and affect any defense, compromise or settlement. The Indemnifying Party shall inform the

Indemnified Party on a regular basis of the status of any claim, suit or proceeding and the Indemnifying Party's defense thereof.

12.  INSURANCE.

       12.1  NTS and Bank shall each maintain, at its own expense, with respect to:

          (a)   fidelity coverage, for not less than $1,000,000 (or such higher amount as may be required by good business practices or bank regulatory authority) to insure against dishonest acts committed by their respective employees;

          (b)   workers' compensation and unemployment insurance for their respective employees as required by Law;

          (c)   such other forms of insurance required to be provided by an employer of employees; and

          (d)   such other insurance as may be recommended by NTS' and Bank's respective insurance consultants or required by bank regulatory or other governmental authorities.

13.  DISPUTE RESOLUTION

       13.1  Disputes. In the event that either NTS or Bank should dispute in good faith any matter arising hereunder, including but not limited to the accuracy of any fees hereunder or amount due or payable to either party under this Agreement or the performance of any other obligation hereunder (a "Dispute"), then such party shall promptly, but in any case not later than 30 days following the date of receipt of the invoice or the occurrence of a disputed matter, notify the other party in writing of the nature of such Dispute. NTS and Bank shall cooperate in good faith and make a reasonable effort to promptly resolve such Dispute within 30 days following the date on which either party receives such notice. If the parties are unable to resolve such Dispute within such 30 day period following the date on which a party receives such notice, a senior officer of each party shall meet to resolve the Dispute at a mutually agreeable site and time. Each party's representative shall be granted the authority by their respective organization to resolve the Dispute and commit and bind their respective organization to any agreement reached at the meeting. The representatives of the parties shall attend such meeting or meetings accompanied by any other person or persons they believe are necessary to reach a resolution of the Dispute. The designated representatives shall continue to meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with the resolution of the issue. The parties will discuss the problem and negotiate in good faith in an effort to resolve the Dispute or renegotiate the applicable section or provision without the necessity of any formal proceeding relating thereto. During the course of such negotiation, all reasonable requests made by one party to the other for information will be honored in order that each of the parties may be fully advised as to the matters under discussion. The specific format for such discussions will be left to the discretion of the representatives at the meeting, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. The parties are not obligated to continue such meetings as described in this Section beyond 30 days from the first date of any such meeting.

14.  MISCELLANEOUS

       14.1  Further Actions. The parties agree to execute and deliver such instruments and take such other actions as the other party may reasonably require to carry out the intent of this Agreement.

       14.2  Rights Not Exclusive. No right or remedy of either party provided hereby shall be exclusive of any other right or remedy.

       14.3  No Waiver. No failure of either party to exercise any of its rights under any provision of this Agreement or waiver of any breach of the terms of this Agreement by the other party shall be construed as waiver of such rights or of any other breach of the same or any other provision hereof.

       14.4  Notices. All notices, requests and other communications required or permitted to be given or delivered hereunder to either party should be in writing, and shall be personally delivered, or sent by certified or registered mail, postage prepaid and addressed, or by overnight courier such as Federal Express to the Principal Contact as set forth below. All notices, requests, and other communications shall be deemed to have been given upon delivery as evidenced by the return receipt or delivery as evidenced by the return receipt or delivery records of the courier.

For NTS:
Principal Contact: Business Phone: Business Mailing Address:	Drew W. Edwards 678-461-0995 ext. 201 10485 Alpharetta Street Roswell, GA 30375
With a copy to:
Neil E. Grayson 404-817-6113 Nelson Mullins Riley & Scarborough, LLP 999 Peachtree Street, Suite 1400 Atlanta, GA 30309
For Bank:
Principal Contact:	William R. Reed, Jr., CEO
Business Phone:

Business Mailing Address:	National Bank of Commerce One Commerce Square Memphis, Tennessee 38150
With a copy to:	NBC Legal Department Beth Whitehead One Commerce Square Memphis, TN 38150 Facsimile (901)523-3303

The Principal Contact for each part shall serve as a management liaison for all purposes concerning this Agreement and all notices required or permitted hereunder. If either party decides at any time to replace the person serving as its Principal Contact, it may do by written notice to the other party.

       14.5  Entire Agreement. The parties agree that this Agreement, the Purchase and Assumption Agreement, the Stock Subscription Agreement and the Shareholders Agreement] and all schedules, exhibits and attachments hereto and thereto, contain the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements on the same subject matter, and all prior oral or written discussions are merged herein and into the Purchase and Assumption Agreement, the Stock Subscription Agreement and the Shareholder Agreement.

       14.6  Amendment, Waiver. The Agreement may not be amended or altered and no rights shall be deemed waived unless such amendment or waiver is set forth in writing and executed by all parties hereto.

       14.7  Assignment. This Agreement may not be assigned by either party without the express written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of each party's permitted successors and assigns.

       14.8  Severability. If any provision of this Agreement should be held to be invalid, illegal or unenforceable, then such provision shall be construed in such a way as to make such provision enforceable, or this Agreement shall be construed as if such provision had never been contained herein, and such invalidity, illegality or unenforceability shall not affect any other provision hereof.

       14.9  Headings. The headings contained in this Agreement are for convenience only and shall be ignored when interpreting this Agreement and shall not be construed to alter or change any provision hereof.

     14.10  Choice of Law. This Agreement shall be governed by the laws of the State of Georgia without regard to its choice of law rules.

     14.11  Force Majeure.    If either party is rendered unable, wholly or in part, solely by a force outside the control of the parties, including but not limited to, acts of God, war, epidemics, fire, earthquakes, or other natural disasters, complete power failures, strikes, or civil disturbances, to carry out its obligations under this Agreement (other than to comply with the restrictions on the use of confidential information), that party shall give to the other party prompt written notice to that effect. Upon receipt of such notice, the obligations of the party giving notice will be suspended so long as such party is unable to perform and such party will have no liability to the other party for the failure to perform any suspended obligation during the period of suspension; provided, however, that the party to whom such notice was given may at its option, terminate the Agreement, if the inability to perform continues for a period in excess of thirty (30) days and is continuing.

     14.12  Enforcement. If either party brings an action under this Agreement (including appeal), the prevailing party shall be entitled to recover reasonable attorneys' fees and costs actually incurred, to the extent permitted by law. Any suit relating to this Agreement or the transactions contemplated herein shall be brought in a court of competent jurisdiction located in the State of Georgia.

     14.13  Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed as creating a partnership, joint venture or principal and agent relationship between the parties. It is agreed that each party shall at all times be an independent contractor and not an agent for the other party.

     14.14  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which when taken together shall constitute one complete instrument.

(Signatures on the following page)

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement to day and year first above written by and through their duly authorized officers.

NUESTRA TARJETA DE SERVICIOS, INC.		NATIONAL BANK OF COMMERCE
By:	/s/ DREW W. EDWARDS	By:	/s/ WILLIAM R. REED, JR.
Name: Drew W. Edwards Title: CEO		Name: William R. Reed, Jr. Title: CEO and President

SCHEDULE A (Draft 6/19/03)

Products and Services to be Offered at El Banco Offices

Electronic Demand Deposit Accounts

Direct Deposit

Checking Accounts

Savings Accounts

Certificates of Deposit

Notary

Money Orders

Consumer Loans and Lines of Credit

Mortgage Loans

Business Loans and Lines of Credit

Phone Cards

Check Cashing

ITIN Issuance

Lamination Services

Copy, fax, etc.

Community Financial Education Services

"Tax Mart" Tax Preparation/Rapid Refund Services

SCHEDULE B (Draft 6/19/03)

National Commerce Financial

Schedule of Fees

Account Service Fee (Checking Accounts, Savings Accounts and Certificates of Deposit)
Monthly processing fee per account—parent	$2.25
Monthly processing fee per account—sub	$.50
Consumer Loan Service Fee (Unsecured and secured "portfolio" installment loans and lines of credit)
Monthly servicing fee per account	$8.00
Business Loan Service Fee (Unsecured and secured installment loans and lines of credit)
Monthly processing fee per account	$30.00
Mortgage Loan Service Fee (excluding collection procedures)
Monthly servicing fee per account—fixed rate loan	25 bps annually
Monthly servicing fee per account—ARM	37.5 bps annually
Mortgage underwriting/processing per application	To Be Determined
Legal Fees
Garnishment	$50.00
Levy	$50.00
Research
Per hour	$20.00
Per item copied	$2.00
Per statement copied	$3.00
Wire Transfers
Customer	$10.00
Non-customer	$10.00
International	$15.00
Miscellaneous Goods and Services
As described in Section 6
Monthly Service Fee
Includes all back room, training, administrative and audit functions for the first twelve months of operation. Additional twenty-four months will be determined later by parties.	$1,750.00 per month

SCHEDULE C

        Initial Marketing Plan and Marketing Materials for the El Banco Branches

SCHEDULE D

        Economic Model for the El Banco Branch Responsibility Center

QuickLinks

BANK LEASE AND MARKETING AGREEMENT